Exhibit 99.1

November 20, 2018

Dear Shareholder:

We are pleased to report a successful third quarter of operations in 2018 and continued progress for Uwharrie Capital Corp and its subsidiaries.  Total assets reached a new milestone at $637 million as of September 30, 2018, an annualized increase of 8% compared to $592 million on December 31, 2017, and our best growth period since the 2007-2008 economic crisis began.

This achievement is a result of the company’s investment in diverse strategic initiatives, some begun more than two years ago.  Loan production has been very strong for the past three years and increased $28M net year-over-year in 2018.  Net Interest Income improved by $1.3 million year-over-year due to the loan growth and an increase in interest rates. We have also maintained our asset quality at historically low levels of past due and non-accrual loans.

In addition to our new full-service Charlotte branch and increased loan production, we embarked on a revenue enhancement strategy by ramping up our government-guaranteed lending activities for small businesses with the Small Business Administration (SBA) and the United States Department of Agriculture (USDA), and expanding our wealth management business in Charlotte and Asheboro, and our residential mortgage business in Fort Mill, SC.

Additionally, in the third quarter of 2018, your company completed the largest and most complex core data processing conversion we have ever undertaken.  A large number of Uwharrie Bank associates worked diligently for almost two years to prepare for and execute this conversion.  This new system ensures Uwharrie continues to deliver an exceptional customer experience.

The investments we have made to expand our markets, product lines, and technology do have a financial impact on our current results; however, these expenses are being leveraged to create additional revenue while improving customer satisfaction.  The benefits are now beginning to be reaped and are evident in our third quarter results.  Reported net income available to common shareholders was $499 thousand for the three months ended September 30, 2018, and accounts for over 50% of our 2018 year-to-date reported net income available to shareholders of $916 thousand.

This is the strongest quarter we have experienced in more than two years.  The quarterly growth and financial improvement is confirmation of your company’s determination to remain relevant and focused on leveraging our investments into long-term value for all of our stakeholders.  Local deposits are being invested back into their communities.  New prosperity and new jobs are happening in the communities and main streets that we serve.

The value of your investment, like the communities we serve, is growing.  Accordingly, we are pleased to share with you that your Board of Directors declared a 2% stock dividend to be paid to common stock shareholders on December 14, 2018. The dividend evidences the tangible wealth that is being created. In years where your company has declared a stock dividend, it has been our practice to repurchase an equal amount of shares that the dividend represents through our stock repurchase program.  Under this methodology, the stock dividend is not dilutive to our shareholders, as shareholders who seek current income can convert the dividend to cash by selling their dividend shares, while shareholders who prefer to defer the income can retain their additional shares.

Shareholders of Uwharrie Capital Corp, as of the record date November 28, 2018, will receive the dividend, which will be paid electronically via book-entry. No stock certificates will be issued.  Going to a paperless book entry system is saving shareholders $40 thousand, as well as being environmentally friendly.

Going into this holiday season, we take this opportunity to express our gratitude to you for your support and investment in community banking.  The need for a community bank focused on people and Main Street economies has never been greater.  Remember to invite your family, friends and associates to do business with us and experience the difference and care that we deliver, while keeping community wealth in the community and helping to build a better future.

We wish you and your family a healthy and blessed holiday season.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may," ”could," ”should,” “would,” “believe," ”anticipate," "estimate," "expect," “intend,” ”plan,” ”projects," ”outlook," or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	September 30,	September 30,
(Amounts in thousands except share and per share data)	2018	2017

Assets
Cash and due from banks	$6,629	$6,826
Interest-earning deposits with banks	110,097	85,757
Securities available for sale	92,471	97,717
Securities held to maturity (fair value $10,728 and $11,575, respectively)	10,871	11,493
Loans held for sale	1,946	2,725
Loans held for investment	377,738	349,919
Less: Allowance for loan losses	2,365	2,448
Net loans held for investment	375,373	347,471
Interest receivable	1,681	1,516
Premises and equipment, net	14,849	14,302
Restricted stock	1,094	1,068
Bank-owned life insurance	8,642	8,514
Other real estate owned	1,086	2,681
Other assets	12,651	11,882
Total assets	$637,390	$591,952

Liabilities
Deposits:
Demand, noninterest-bearing	$137,203	$118,459
Interest checking and money market accounts	322,730	295,330
Savings accounts	56,802	45,075
Time deposits, $250,000 and over	6,848	10,408
Other time deposits	49,959	57,981
Total deposits	573,542	527,253
Interest payable	12	151
Short-term borrowed funds	1,305	1,788
Long-term debt	9,934	9,534
Other liabilities	8,888	8,066
Total liabilities	593,681	546,792

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
7,019,604 and 6,978,263 shares, respectively.
Book value per share $4.71 in 2018 and $4.85 in 2017 (1)	8,774	8,723
Additional paid-in capital	12,414	12,258
Undivided profits	14,198	14,262
Accumulated other comprehensive income (loss)	(2,332)	(726)
Total Uwharrie Capital Corp shareholders' equity	33,054	34,517
Noncontrolling interest	10,655	10,643
Total shareholders' equity	43,709	45,160
Total liabilities and shareholders' equity	$637,390	$591,952

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2017.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands except share and per share data)	2018	2017	2018	2017

Interest Income
Interest and fees on loans	$4,680	$4,214	$13,405	$12,336
Interest on investment securities	435	495	1,430	1,511
Interest-earning deposits with banks and federal funds sold	539	258	1,181	520
Total interest income	5,654	4,967	16,016	14,367

Interest Expense
Interest paid on deposits	372	192	858	521
Interest paid on borrowed funds	143	139	423	424
Total interest expense	515	331	1,281	945

Net Interest Income	5,139	4,636	14,735	13,422
Provision for (recovery of) loan losses	(24)	(136)	92	(309)
Net interest income after provision (recovery of)
for loan losses	5,163	4,772	14,643	13,731

Noninterest Income
Service charges on deposit accounts	292	299	865	874
Interchange and card transaction fees	190	149	476	486
Other service fees and commissions	650	606	1,940	1,994
Income from mortgage loan sales	730	790	2,261	2,539
Other income	119	205	504	557
Total noninterest income	1,981	2,049	6,046	6,450

Noninterest Expense
Salaries and employee benefits	4,074	3,647	12,141	10,987
Occupancy expense	447	327	1,207	938
Equipment expense	220	151	555	451
Data processing	206	429	739	789
Other operating expenses	1,442	1,420	4,455	4,350
Total noninterest expense	6,389	5,974	19,097	17,515

Income before income taxes	755	847	1,592	2,666
Provision for income taxes	112	259	248	829
Net Income	$643	$588	$1,344	$1,837

Consolidated net income	$643	$588	$1,344	$1,837
Less: Net income attributable to noncontrolling interest	(144)	(148)	(428)	(442)
Net income attributable to Uwharrie Capital Corp and common shareholders	$499	$440	$916	$1,395
Net Income Per Common Share (1)
Basic	$0.07	$0.06	$0.13	$0.20
Assuming dilution	$0.07	$0.06	$0.13	$0.20
Weighted Average Common Shares Outstanding (1)
Basic	7,095,120	7,118,720	7,104,841	7,148,405
Assuming dilution	7,095,120	7,119,585	7,104,841	7,149,021